 Exhibit 99.2
Typical Community Bank Shareholder
Profile vs. NWFI
	Institutional Holders	Retail Holders	Insiders[2]
New England Banks & Thrifts[1]	23.6%	60.2%	11.3%
Peer Group[1]	13.8%	72.5%	11.6%
NWFI	18.9%	64.1%	17.0%
1 - Median values for each group are shown above.
2 - Includes stock options.

Average Daily Trading Volume (over 1 year)
	New England Banks & Thrifts	Peer Group	NWFI
Shares	9,569	2,428	508
% of Shares Outstanding	0.12%	0.05%	0.03%

Average Shares Held per Shareholder
	New England Banks & Thrifts	Peer Group	NWFI[1]
Shares	6,841	5,015	1,321
% of Shares Outstanding	0.08%	0.11%	0.09%
1 - If we eliminate holders under 20 shares, then this becomes 1,478 and 0.10%, respectively.

Local Ownership

Most of the peer group members ($500 million - $1.3 billion) have 75% - 80% held by local investors. This is comparable to Northway’s 58% position. Typically, larger banks start to experience declines in local ownership composition as the size exceeds $2 billion in assets, dropping to 70% held by local investors.

Largest Holders/ Concentrations

Using the most recent proxy statements of each bank and thrift in Northway’s peer group, we found that almost half of the banks and thrifts do not have any principal holders (which own 5% or more of the company’s stock), excluding management and directors. The table on the following page shows the percentages held by non-insider, principal holders, as well as the number of non-insider, principal holders, of each company’s stock.

Peer Group for Northway Financial

Peer Group for Northway Financial (continued)

Principal Holders

Company Name	# of Principal Holders	Name of Principal Holder	% of Shares Outstanding
Peapack-Gladstone Financial Corp.	1	James M. Weichert	9.69
Citizens & Northern Corporation	0	NA	NA
Merchants Bancshares, Inc.	2	General Education Fund	7.77
		Charles A. Davis	7.04
			14.81
First National Lincoln Corporation	0	NA	NA
Center Bancorp, Inc.	0	NA	NA
Leesport Financial Corp.	1	The Banc Funds Company, LLC	7.19
Greater Community Bancorp	1	John L. Soldoveri (Former Chairman)	9.82
Republic First Bancorp, Inc.	0	NA	NA
Bar Harbor Bankshares	2	John Sheldon Clark	5.32
		Shufro Rose & Co., LLC	5.08
			10.40
Wainwright Bank & Trust Company	3	Stewart B. Reed	11.75
		Wellington Management Company, LLP	9.58
		V. Kann Rasmussen	6.34
			27.67
CNB Financial Corporation	0	NA	NA
Bryn Mawr Bank Corporation	2	George Connell	18.45
		Thomas Carroll	9.75
			28.20
Fidelity Bancorp, Inc.	1	Banc Fund V, LP & Banc Fund VI, LP	5.71
IBT Bancorp, Inc.	1	S&T Bancorp, Inc.	7.98
Unity Bancorp, Inc.	2	Wellington Management Company, LLP	6.01
		The Banc Funds Company, LLC	5.23
			11.24
Hingham Institution for Savings	0	NA	NA
Slade's Ferry Bancorp.	0	NA	NA
Penns Woods Bancorp, Inc.	0	NA	NA
American Bank Incorporated	0	NA	NA
Codorus Valley Bancorp, Inc.	0	NA	NA
Central Jersey Bancorp	1	Solomon Dwek	9.45
Northway Financial, Inc.	**1**	**Jeffrey Gendell**	**9.83**